Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEXINGTONPARK PARENT CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

THE UNDERSIGNED, being a duly appointed and authorized officer of LexingtonPark Parent Corp. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, on behalf of the Corporation and not in his individual capacity, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST:  That the Corporation was originally incorporated under the laws of the State of Delaware under the name LexingtonPark Parent Corp. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 1, 2009 and amended and restated on June 3, 2009.

SECOND:  That the amendment effected hereby was duly authorized and adopted by the Corporation’s board of directors and stockholders in accordance with the provisions of Sections 242 and 228 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

THIRD:  That the Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE I thereof in its entirety and inserting in lieu of such ARTICLE I the following:

“ARTICLE I

The name of this corporation is Cowen Group, Inc.”

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IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment to the Certificate of Incorporation of the Corporation this 2nd day of November, 2009 and affirms the statements herein as true under penalties of perjury.

LEXINGTONPARK PARENT CORP.

By:	/s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: President

By:	/s/ Christopher A. White
Name: Christopher A. White
Title: Vice President